NEWS

Charter Announces Third Quarter 2015 Results
Operating Strategy Drives Continued Acceleration in Year-Over-Year Growth, Including 16,000 Video Customer Net Additions

Stamford, Connecticut - October 29, 2015 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2015.

Key highlights:

•
Residential customer relationships increased by 97,000 during the third quarter, versus 68,000 during the third quarter of 2014. For the twelve months ending September 30, 2015, residential customer relationships grew by 5.0%, or 290,000.

•	Residential primary service units ("PSUs") increased by 180,000 during the third quarter versus a gain of 114,000 in the prior-year period, including residential video net additions of 12,000.

•
Following the launch of Spectrum Business pricing and packaging to the small and medium business segment in March 2015, commercial customer relationships grew by 17,000 during the third quarter of 2015, including commercial video customers net additions of 4,000.

•	Third quarter revenues of $2.5 billion grew 7.2%[1] as compared to the prior-year period, driven by residential revenue growth of 7.3% and commercial revenue growth of 13.2%.

•	Third quarter Adjusted EBITDA[2] grew by 8.5% year-over-year. Excluding third quarter transactions transition costs of $12 million, third quarter Adjusted EBITDA grew by 9.7% year-over-year.

•
Capital expenditures totaled $509 million in the third quarter of 2015, compared to $569 million during the third quarter of 2014. Excluding transactions transition capital expenditures, third quarter capital expenditures totaled $485 million.

•
Third quarter free cash flow was $208 million, compared to negative free cash flow of $62 million during the prior-year period, driven by higher Adjusted EBITDA, lower capital expenditures and a positive working capital contribution.

“Our accelerating customer and PSU growth is being driven by our successful efforts to transform Charter into an organization that delivers outstanding products, service and customer value,“ said Tom Rutledge, President and CEO of Charter Communications. "Our operating strategy, which includes continued investment in superior products at attractive price points, with a highly-skilled US-based labor force, has accelerated our customer growth, leading to faster EBITDA growth and free cash flow generation. We look forward to applying the same strategy across our larger footprint, following the close of our Time Warner Cable and Bright House transactions, driving greater value for customers and shareholders.”

1All percentages are calculated using actual amounts. Minor differences may exist due to rounding.
2Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2015 (a)	September 30, 2014 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	13,008	12,877	1%
Estimated Internet Passings	12,728	12,548	1%
Estimated Voice Passings	12,252	12,043	2%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.9%	33.4%	-0.5 ppts
Internet Penetration of Estimated Internet Passings	42.7%	39.5%	3.2 ppts
Voice Penetration of Estimated Voice Passings	22.5%	21.3%	1.2 ppts

Residential
Residential Customer Relationships (d)	6,058	5,768	5%
Residential Non-Video Customers	1,926	1,611	20%
% Non-Video	31.8%	27.9%	3.9 ppts

Residential Primary Service Units ("PSU")
Video	4,132	4,157	(1)%
Internet	5,092	4,662	9%
Voice	2,551	2,389	7%
	11,775	11,208	5%
Residential PSU / Customer Relationships (d)	1.94	1.94

Quarterly Net Additions/(Losses)
Video	12	(9)	NM
Internet	131	94	39%
Voice	37	29	28%
	180	114	58%

Bulk Digital Upgrade Net Additions/(Losses) (e)	1	20	NM

Single Play Penetration (f)	38.5%	38.1%	0.4 ppts
Double Play Penetration (f)	28.6%	29.3%	-0.7 ppts
Triple Play Penetration (f)	32.9%	32.6%	0.3 ppts

Monthly Residential Revenue per Residential Customer (d)(g)	$113.39	$110.81	2%

Commercial
Commercial Customer Relationships (d)(h)	433	380	14%

Commercial PSUs
Video (h)	142	139	2%
Internet	349	294	19%
Voice	211	172	23%
	702	605	16%

Quarterly Net Additions/(Losses)
Video (h)	4	(15)	NM
Internet	16	12	33%
Voice	11	8	38%
	31	5	520%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

During the third quarter of 2015, Charter's residential customer relationships grew by 97,000, with triple play sell-in improving year-over-year to 63% of total residential video sales. Residential PSUs increased by 180,000 versus a gain of 114,000 in the prior-year period, driven by Charter Spectrum, an industry-leading suite of video, Internet, and voice services launched in 2014. Charter Spectrum includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully-featured voice service, delivered at a highly competitive price. As of the end of the third quarter of 2015, 89% of Charter's residential customers received Charter Spectrum products.

Residential video customers increased by 12,000 in the third quarter of 2015, versus a loss of 9,000 in the year-ago period. Excluding the impact of bulk digital upgrades, Charter's residential video customers grew by 11,000 during the third quarter, versus a loss of 29,000 during the prior-year period.

For the past three years, Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality. Today, virtually all of Charter's passings are fully digitized, with access to more HD channels than satellite TV offers, and as of September 30, 2015, 97% of video customers subscribed to the Company's expanded basic video service.

Charter has introduced its new cloud-based user interface, Spectrum Guide, to its video customers in certain markets. Spectrum Guide dramatically improves video content search and discovery, and fully enables Charter's on-demand offering. In addition, Spectrum Guide can function on nearly all of Charter's deployed set-tops. Charter is also poised to launch its new set-top box, World Box, which features downloadable security along with other advanced functionality, driving an enhanced customer experience and reducing incremental set-top box costs.

Charter added 131,000 residential Internet customers in the third quarter of 2015, compared to 94,000 a year ago. As of September 30, 2015, 88% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the third quarter, the Company added 37,000 residential voice customers, versus a gain of 29,000 during the third quarter of 2014.

Third quarter residential revenue per customer relationship totaled $113.39, and grew by 2.3% as compared to the prior-year period, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by continued single play Internet sell-in.

During the third quarter of 2015, commercial customer relationships grew by 17,000 versus a loss of 5,000 during the third quarter of 2014. Commercial PSUs increased 31,000, compared to 5,000 during the third quarter of 2014. Charter's accelerating commercial customer and PSU growth is being driven by the launch of the Spectrum Business product suite to the small and medium business segments during the first quarter of 2015. This competitive new offering is intended to provide better products and greater value to small and medium business customers.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2015	2014	% Change
REVENUES:
Video	$1,143	$1,109	3.1%
Internet	762	652	16.9%
Voice	135	141	(4.8)%
Commercial	286	253	13.2%
Advertising sales	77	87	(11.8)%
Other	47	45	5.3%
Total Revenues	2,450	2,287	7.2%

COSTS AND EXPENSES:
Total operating costs and expenses	1,600	1,504	6.5%

Adjusted EBITDA	$850	$783	8.5%

Adjusted EBITDA margin	34.7%	34.2%

Capital Expenditures	$509	$569
% Total Revenues	20.8%	24.9%

Net income (loss)	$54	$(53)
Income (loss) per common share, basic	$0.48	$(0.49)

Net cash flows from operating activities	$689	$520
Free cash flow	$208	$(62)

Revenue

Third quarter 2015 revenues rose to $2.5 billion, 7.2% higher than the year-ago quarter, driven primarily by growth in Internet, commercial and video revenues.

Video revenues totaled $1.1 billion in the third quarter, an increase of 3.1% compared to the prior-year period. Video revenue growth was driven by higher advanced services penetration, annual and promotional rate adjustments and an increase in expanded basic and digital customers, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 16.9% compared to the year-ago quarter to $762 million, driven by an increase of 430,000 Internet customers during the last year and by promotional rolloff, price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $135 million, a decline of 4.8% versus the third quarter of 2014, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 162,000 voice customers in the last twelve months.

Commercial revenues rose to $286 million an increase of 13.2% over the prior-year period, and was driven by higher sales to small and medium business customers and to carrier customers.

Third quarter advertising sales revenues of $77 million decreased 11.8% compared to the year-ago quarter primarily driven by a decrease in political advertising revenue of $7 million.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased by $96 million, or 6.5%, compared to the year-ago period, reflecting increases in programming costs, other expenses and transition costs related to Charter's pending transactions with Time Warner Cable Inc. ("Time Warner Cable") and Bright House Networks, LLC ("Bright House"). Transition costs accounted for $12 million of total third quarter operating costs. Excluding these transition costs, third quarter total operating expenses increased by $87 million, or 5.8% year over year.

Third quarter programming expense increased by $46 million, or 7.4%, as compared to the third quarter of 2014, reflecting contractual programming increases and a higher number of expanded basic package customers, broader carriage of certain networks as a result of all-digital and the introduction of new networks to Charter's video offering.

Costs to service customers increased by 1.9% year-over-year versus year-over-year residential customer relationship growth of 5.0%, given improved service metrics. Other expenses grew by $29 million, or 13.7%, as compared to the third quarter of 2014, reflecting higher corporate and administrative labor costs, bad debt expense, property tax and insurance costs and commercial labor costs.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $850 million grew by 8.5% year-over-year, reflecting revenue growth and operating costs and expenses growth of 7.2% and 6.5%, respectively. Excluding transition-related expenses of $12 million, third quarter Adjusted EBITDA grew by 9.7% year-over-year.

Net Income (Loss)

Net income totaled $54 million in the third quarter of 2015, compared to a net loss of $53 million in the third quarter of 2014. The year-over-year increase in net income was driven by a $142 million tax benefit in the third quarter of 2015 versus a $59 million tax expense in the third quarter of 2014, and higher income from operations, offset by $163 million of interest expense related to the financing of Charter's pending transactions with Time Warner Cable and Bright House. The tax benefit was primarily related to a partnership restructuring in the third quarter of 2015. Basic and diluted earnings per common share was $0.48 in the third quarter of 2015 compared to basic and diluted net loss per common share of $0.49 during the same period last year. The increase in earnings per common share was primarily the result of the factors described above, partially offset by a 2.9% increase in weighted average shares outstanding versus the prior-year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $509 million in the third quarter of 2015, compared to $569 million during the third quarter of 2014. The decrease was the result of a decline in customer premise equipment ("CPE") spending, partially offset by higher product development investments and transition capital expenditures related to Charter's planned and pending acquisitions. CPE spending declined versus the prior-year period as Charter completed its all-digital initiative in the fourth quarter of 2014. Transition-related capital expenditures accounted for $24 million of capital expenditures in the third quarter.

Charter currently expects 2015 capital expenditures to be approximately $1.7 billion, excluding transition expenditures related to acquisitions. Charter expects its 2015 capital expenditures to be driven by growth in residential and commercial customers along with further investment related to product development.

Cash Flow

During the third quarter of 2015, net cash flows from operating activities totaled $689 million, compared to $520 million in the third quarter of 2014. The year-over-year increase in net cash flow from operating activities was primarily due to an increase in Adjusted EBITDA and a positive working capital contribution.

Free cash flow for the third quarter of 2015 was $208 million, compared to negative free cash flow of $62 million during the same period last year. The increase was primarily due to higher net cash flows from operating activities and lower capital expenditures.

Liquidity & Financing

Total principal amount of debt was approximately $33.3 billion as of September 30, 2015, of which $19.3 billion was being held in escrow for Charter's pending transactions with Time Warner Cable and Bright House Networks, described below. At the end of the quarter, Charter's credit facilities provided approximately $1.0 billion of additional liquidity.

In May 2015, Charter entered into a merger agreement with Time Warner Cable and, CCH I, LLC (“New Charter”), pursuant to which the parties to the agreement will engage in a series of transactions that will result in Charter and Time Warner Cable becoming wholly owned subsidiaries of New Charter (the “TWC Transaction”). After giving effect to the TWC Transaction, New Charter will be the new public company parent that will hold the operations of the combined companies.

In May 2015, in connection with the execution of the merger agreement with Time Warner Cable, Charter's contribution agreement with Advance/Newhouse Partnership was amended pursuant to which Charter would become the owner of the membership interests in Bright House and any other assets primarily related to Bright House.

In July 2015, Charter issued $15.5 billion in aggregate principal amount of senior secured notes comprised of $2.0 billion of 3.579% senior secured notes due 2020, $3.0 billion of 4.464% senior secured notes due 2022, $4.5 billion of 4.908% senior secured notes due 2025, $2.0 billion of 6.384% senior secured notes due 2035, $3.5 billion of 6.484% senior secured notes due 2045 and $500 million of 6.834% senior notes due 2055. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

In August 2015, Charter closed on a new term loan H facility and a new term loan I facility totaling an aggregate principal amount of $3.8 billion. The new term loan H facility was issued at a principal amount of $1.0 billion and matures in 2021. Pricing on the new term loan H facility was set at LIBOR plus 2.50% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The new term loan I facility was issued at a principal amount of $2.8 billion and matures in 2023. Pricing on the new term loan I facility was set at LIBOR plus 2.75% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The net proceeds were deposited into an escrow account and will be used to partially finance the TWC Transaction as well as for general corporate purposes.

Conference Call

Charter will host a conference call on Thursday, October 29, 2015 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 46580011.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 29, 2015. The conference ID code for the replay is 46580011.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the three and nine months ended September 30, 2015 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income (loss) and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $79 million and $62 million for the three months ended September 30, 2015 and 2014, respectively, and $231 million and $184 million for the nine months ended September 30, 2015 and 2014, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Spectrum TV® video entertainment programming, Charter Spectrum Internet® access, and Charter Spectrum Voice®. Spectrum Business similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our Annual Report on Form 10-K, our definitive proxy statement filed with the SEC on August 20, 2015, and other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the TWC Transaction and Bright House Transaction (collectively, the “Transactions”)

•	delays in the completion of the Transactions;

•	the risk that a condition to completion of the Transactions may not be satisfied;

•	the risk that regulatory or other approvals that may be required for the Transactions is delayed, is not obtained or is obtained subject to conditions that are not anticipated;

•	New Charter’s ability to achieve the synergies and value creation contemplated by the TWC Transaction and/or the Bright House Transaction;

•	New Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	managing a significantly larger company than before the completion of the Transactions;

•	diversion of management time on issues related to the Transactions;

•	changes in Charter’s, TWC’s or Bright House’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	disruption in the existing business relationships of Charter, TWC and Bright House as a result of the TWC Transaction and/or the Bright House Transaction;

•	the increase in indebtedness as a result of the Transactions, which will increase interest expense and may decrease Charter’s operating flexibility;

•
changes in transaction costs, the amount of fees paid to financial advisors, potential termination fees and the potential payments to TWC’s and Bright House's executive officers in connection with the Transactions;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the Transactions; and

•	the impact of competition.

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities and negatively impact our reputation;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
REVENUES:
Video	$1,143	$1,109	3.1%	$3,420	$3,309	3.4%
Internet	762	652	16.9%	2,222	1,906	16.6%
Voice	135	141	(4.8)%	404	436	(7.5)%
Commercial	286	253	13.2%	833	731	14.0%
Advertising sales	77	87	(11.8)%	222	234	(5.2)%
Other	47	45	5.3%	141	132	7.4%
Total Revenues	2,450	2,287	7.2%	7,242	6,748	7.3%

COSTS AND EXPENSES:
Programming	667	621	7.4%	2,004	1,834	9.2%
Franchises, regulatory and connectivity	108	105	3.1%	324	319	1.5%
Costs to service customers	435	428	1.9%	1,276	1,249	2.2%
Marketing	138	136	2.6%	409	404	1.4%
Transition costs	12	3	NM	50	3	NM
Other	240	211	13.7%	681	594	14.6%
Total operating costs and expenses (exclusive of items shown separately below)	1,600	1,504	6.5%	4,744	4,403	7.8%

Adjusted EBITDA	850	783	8.5%	2,498	2,345	6.5%

Adjusted EBITDA margin	34.7%	34.2%		34.5%	34.8%

Depreciation and amortization	538	535		1,580	1,568
Stock compensation expense	20	14		58	41
Other operating expenses, net	19	16		69	42

Income from operations	273	218		791	694

OTHER EXPENSES:
Interest expense, net	(353)	(217)		(871)	(638)
Loss on extinguishment of debt	—	—		(128)	—
Gain (loss) on derivative instruments, net	(5)	5		(10)	(3)
Other expense, net	(3)	—		(3)	—
	(361)	(212)		(1,012)	(641)

Income (loss) before income taxes	(88)	6		(221)	53

Income tax benefit (expense)	142	(59)		72	(188)

Net income (loss)	$54	$(53)		$(149)	$(135)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.48	$(0.49)		$(1.33)	$(1.26)
Diluted	$0.48	$(0.49)		$(1.33)	$(1.26)

Weighted average common shares outstanding, basic	111,928,113	108,792,605		111,790,076	107,744,534
Weighted average common shares outstanding, and diluted	113,339,885	108,792,605		111,790,076	107,744,534

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net income (loss) as defined by GAAP.

All percentages are calculated using actual amounts. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2015 presentation.

NM - Not meaningful

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$3
Accounts receivable, net	292	285
Prepaid expenses and other current assets	114	83
Total current assets	406	371

RESTRICTED CASH AND CASH EQUIVALENTS	19,626	7,111

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,281	8,373
Franchises	6,006	6,006
Customer relationships, net	916	1,105
Goodwill	1,168	1,168
Total investment in cable properties, net	16,371	16,652

OTHER NONCURRENT ASSETS	470	416

Total assets	$36,873	$24,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,829	$1,635
Total current liabilities	1,829	1,635

LONG-TERM DEBT	33,281	21,023
DEFERRED INCOME TAXES	1,616	1,674
OTHER LONG-TERM LIABILITIES	87	72

SHAREHOLDERS’ EQUITY	60	146

Total liabilities and shareholders’ equity	$36,873	$24,550

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$54	$(53)	$(149)	$(135)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	538	535	1,580	1,568
Stock compensation expense	20	14	58	41
Noncash interest expense	6	9	21	29
Loss on extinguishment of debt	—	—	128	—
(Gain) loss on derivative instruments, net	5	(5)	10	3
Deferred income taxes	(142)	53	(76)	177
Other, net	2	—	8	2
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	30	(18)	(7)	(36)
Prepaid expenses and other assets	1	(10)	(19)	(21)
Accounts payable, accrued liabilities and other	175	(5)	194	101
Net cash flows from operating activities	689	520	1,748	1,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(509)	(569)	(1,292)	(1,678)
Change in accrued expenses related to capital expenditures	28	(13)	11	31
Change in restricted cash and cash equivalents	(19,626)	(3,513)	(12,515)	(3,513)
Other, net	—	(4)	(69)	(5)
Net cash flows from investing activities	(20,107)	(4,099)	(13,865)	(5,165)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	19,749	4,284	23,062	4,914
Repayments of long-term debt	(366)	(713)	(10,911)	(1,514)
Payments for debt issuance costs	(10)	(4)	(35)	(4)
Purchase of treasury stock	(1)	(1)	(24)	(18)
Proceeds from exercise of options and warrants	16	14	22	43
Other, net	—	—	—	4
Net cash flows from financing activities	19,388	3,580	12,114	3,425

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(30)	1	(3)	(11)
CASH AND CASH EQUIVALENTS, beginning of period	30	9	3	21
CASH AND CASH EQUIVALENTS, end of period	$—	$10	$—	$10

CASH PAID FOR INTEREST	$197	$223	$742	$624

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2015 (a)	June 30, 2015 (a)	December 31, 2014 (a)	September 30, 2014 (a)
Footprint (b)
Estimated Video Passings	13,008	12,959	12,890	12,877
Estimated Internet Passings	12,728	12,667	12,596	12,548
Estimated Voice Passings	12,252	12,193	12,108	12,043

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.9%	32.9%	33.3%	33.4%
Internet Penetration of Estimated Internet Passings	42.7%	41.8%	40.3%	39.5%
Voice Penetration of Estimated Voice Passings	22.5%	22.3%	21.6%	21.3%

Residential
Residential Customer Relationships (d)	6,058	5,961	5,841	5,768
Residential Non-Video Customers	1,926	1,841	1,681	1,611
% Non-Video	31.8%	30.9%	28.8%	27.9%

Residential Primary Service Units ("PSU")
Video	4,132	4,120	4,160	4,157
Internet	5,092	4,961	4,766	4,662
Voice	2,551	2,514	2,439	2,389
	11,775	11,595	11,365	11,208
Residential PSU / Customer Relationships (d)	1.94	1.95	1.95	1.94

Quarterly Net Additions/(Losses)
Video	12	(33)	3	(9)
Internet	131	70	104	94
Voice	37	33	50	29
	180	70	157	114

Bulk Digital Upgrade Net Additions/(Losses) (e)	1	(5)	5	20

Single Play Penetration (f)	38.5%	38.3%	38.0%	38.1%
Double Play Penetration (f)	28.6%	28.7%	29.1%	29.3%
Triple Play Penetration (f)	32.9%	33.0%	32.8%	32.6%
Monthly Residential Revenue per Residential Customer (d)(g)	$113.39	$113.56	$111.52	$110.81

Commercial
Commercial Customer Relationships (d)(h)	433	416	386	380

Commercial PSUs
Video (h)	142	138	133	139
Internet	349	333	306	294
Voice	211	200	180	172
	702	671	619	605

Quarterly Net Additions/(Losses)
Video (h)	4	3	(6)	(15)
Internet	16	16	12	12
Voice	11	12	8	8
	31	31	14	5

All percentages are calculated using actual amounts. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, customers include approximately 36,800, 39,400, 35,100 and 13,500 customers, respectively, whose accounts were over 60 days, approximately 1,200, 2,000, 1,500 and 1,200 customers, respectively, whose accounts were over 90 days and approximately 800, 900, 900 and 800 customers, respectively, whose accounts were over 120 days. The increase in aging of customer accounts over 60 days is primarily related to a third quarter 2014 change in our collections policy consistent with broader cable industry practices.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	Penetration represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (h)) and non-video commercial customer relationships.

(e)	Bulk digital upgrade net additions/(losses) represents the portion of residential video net additions (losses) that result from the addition or loss of a digital set-top box to a bulk unit.

(f)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$54	$(53)	$(149)	$(135)
Plus: Interest expense, net	353	217	871	638
Income tax (benefit) expense	(142)	59	(72)	188
Depreciation and amortization	538	535	1,580	1,568
Stock compensation expense	20	14	58	41
Loss on extinguishment of debt	—	—	128	—
(Gain) loss on derivative instruments, net	5	(5)	10	3
Other, net	22	16	72	42

Adjusted EBITDA (a)	850	783	2,498	2,345
Less: Purchases of property, plant and equipment	(509)	(569)	(1,292)	(1,678)

Adjusted EBITDA less capital expenditures	$341	$214	$1,206	$667

Net cash flows from operating activities	$689	$520	$1,748	$1,729
Less: Purchases of property, plant and equipment	(509)	(569)	(1,292)	(1,678)
Change in accrued expenses related to capital expenditures	28	(13)	11	31

Free cash flow	$208	$(62)	$467	$82

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Customer premise equipment (a)	$163	$282	$448	$908
Scalable infrastructure (b)	142	113	335	307
Line extensions (c)	57	50	144	131
Upgrade/Rebuild (d)	38	47	94	131
Support capital (e)	109	77	271	201

Total capital expenditures (f)	$509	$569	$1,292	$1,678

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures for the three and nine months ended September 30, 2015 include $24 million and $66 million related to the TWC Transaction, Bright House Transaction and Comcast Transactions. Total capital expenditures include $115 million and $368 million for the three and nine months ended September 30, 2014, respectively, related to our all-digital transition. Total capital expenditures also include $70 million and $186 million for the three and nine months ended September 30, 2015, respectively, and $62 million and $184 million for the three and nine months ended September 30, 2014, respectively, related to commercial services.

Addendum to Charter Communications, Inc. Third Quarter 2015 Earnings Release